EXHIBIT 99.1

news release
Contact Information:	Investor Relations Information:
Syed Zaidi	Charlotte Willson
NeoMagic Corporation	NeoMagic Corporation
President and Chief Executive Officer	Director, Finance and Administration
(408) 428-9725	(408) 428-9725

Neomagic® Corporation Announces Financing and Warrant Exercise
by Principal Shareholder

San Jose, California - March 29, 2010, NeoMagic Corporation (NMGC.PK), announced that it has received $1.25 million from a private financing and the exercise of Class A Warrants by two of its principal shareholders, Bluestone Financial, Ltd. and Attiva Capital Partners, Ltd.

Bluestone exercised its NeoMagic Class A Warrants to purchase 17,333,334 shares of the Company’s common stock and Attiva exercised its NeoMagic Class A Warrants to purchase 333,333 shares of the Company’s common stock.  The Warrants were issued to Bluestone and Attiva in October 2009 as part of a private placement financing, at an exercise price of $0.06 per share.  The Company has received $1,060,000 for the exercises of these Warrants.

In addition to Bluestone and Attiva warrant exercises, private investors have provided the Company with $190,000 in a private placement, pursuant to which NeoMagic issued 2,714,293 shares of common stock at $0.07 per share. The financing closed on March 25, 2010. The investor group includes David Tomasello, Chairman of the Board of Directors and Andrew B. Rosengard, also a director of NeoMagic and Chairman of the Audit Committee. There were no agent or broker fees associated with the private placement funding.

The securities were not registered under the Securities Act of 1933, as amended (the " Act "), at the time of sale. Accordingly, these securities may not be offered or resold in the United States, except pursuant to a registration statement or an applicable exemption from the registration requirements of the Act. The Stock Purchase Agreement with respect to the private placement contains certain "piggy-back" registration rights, which require the Company to use all reasonable efforts to register the securities when and if it files a registration statement under the Act, other than for an underwritten public offering or on a Form S-8 or S-4 registration statement with respect to employee stock options, employee benefits plans or acquisitions.

NeoMagic intends to use the net proceeds from these financing transactions for working capital and general corporate purposes.

Commenting on this new funding, David Tomasello, Managing Director of Bluestone and Attiva, and Chairman of NeoMagic Corporation said, “As we stated upon our initial investment in NeoMagic we are excited by the Company’s growth prospects and initiatives. We also still strongly believe that there are potential strategic partnerships that could accelerate the Company’s growth." He continued, “This latest round of financing demonstrates the aligned interests of NeoMagic's investors, Board of Directors and management. We will continue to work together to ensure that Syed Zaidi and his team have the necessary resources to pursue those initiatives.”

Syed Zaidi, President and CEO of NeoMagic Corporation added, “All of us at NeoMagic are pleased by the vote of confidence that our investors have given us.  The additional funds will allow us to continue to move forward with our on-going operations and new product development. By securing funding, we will now be able to accelerate our efforts to bring to market a new generation of products and our low cost high volume chip that we feel will provide significant cost savings for potential customers.”

About NeoMagic

NeoMagic designs and delivers consumer electronic device solutions with semiconductors and software offering exciting new product functionality for Video, TV, Imaging, Graphics, and Audio. We provide low cost, innovative multimedia chip technology for tomorrow's entertainment and communication needs. Our capabilities give our partners and their customers’ high quality answers to excite and enhance the consumer's lifestyle.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements about our future product development, strategic partnerships, marketing efforts and growth.  These forward-looking statements reflect current expectations. However, actual events and results could vary significantly based on a variety of factors, including our need for additional funding for our operations, the ability to locate and hire qualified personnel, the inability to reach agreement with strategic partners on a timely basis and on acceptable terms, changes in competitive conditions and market acceptance of our new products and technologies. Additional risks and uncertainties are discussed in NeoMagic's most recent annual report on Form 10-K for the year ended January 25, 2009, filed on May 11, 2009, and subsequent Form 10-Q reports filed with the United States Securities and Exchange Commission (SEC), which are available online at http://www.sec.gov. NeoMagic may, from time to time, make additional written or oral forward-looking statements, including statements contained in filings with the SEC and reports to shareholders. NeoMagic does not undertake the obligation to update any forward-looking statements that may be made by or on behalf of the Company, except as may be required by law.

NeoMagic is a registered trademark, and MiMagic and NeoMobileTV are trademarks of NeoMagic Corporation. All other trademarks are the property of their respective owners. NeoMagic disclaims any proprietary interest in the marks and names of others.